Exhibit (h)(4)

            , 2014

BNY Mellon Investment Servicing (US) Inc.

400 Computer Drive

Westborough, Massachusetts 01581

Attention: Alfred Menard

Re:	Transfer Agency and Services Agreement

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Services Agreement (the “Agreement”), dated as of December 19, 2013, as amended, by and between BNY Mellon Investment Servicing (US) Inc., a Massachusetts corporation, and certain registered management investment companies affiliated with Legg Mason, Inc.

Please be advised that Legg Mason Partners Income Trust (the “Trust”) has established a new series of shares to be known as Western Asset Ultra Short Obligations Fund (the “Portfolio”). In accordance with the terms of the Agreement, the Trust hereby requests that you render services as a transfer agent of the Portfolio under the terms of the Agreement, effective as of the date set forth below, and that as of such date Schedule A to the Agreement be hereby amended to add the Portfolio thereto.

Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of the Agreement.

Please sign below to acknowledge your receipt of this notice adding the Portfolio as a beneficiary under the Agreement.

LEGG MASON PARTNERS INCOME TRUST
on behalf of its series Western Asset Ultra Short Obligations Fund

By:
Name:	Kenneth D. Fuller
Title:	President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name:
Title:

Effective Date:             , 2014